Exhibit 10.24

Form of Nonqualified Option Agreement for Directors
OPTION NO.: _______________________
Shares: _________________________	Date of Grant: _______________________

NONQUALIFIED STOCK OPTION AGREEMENT

A Nonqualified Stock Option (the "Option") for a total of Two Thousand Five Hundred (2,500) shares (collectively,"Option Shares") of TOR Minerals International, Inc. (the "Company"), is hereby granted to _________ (the "Optionee") at the price determined in this Option and in all respects subject to the terms, definitions and provisions, of the 2000 Incentive Plan for TOR Minerals International, Inc.(the "Plan"), which is incorporated herein by reference, except to the extent otherwise expressly provided in this Option.

1. Option Price.  The Option Price is $_______ for each Share.

  Option Shares Fully Vested.  All of the Option Shares are 100% Vested

3. Exercisability of Option.

(a) Date on Which Option Becomes Exercisable. This Option shall be exercisable immediately, in whole or in part, prior to the date of termination of this Option.

(b) Method of Exercise.  Without limitation, this Option shall be exercised by a written notice delivered to the Corporate Secretary (the "Secretary") who shall:

(i) state the election to exercise the Option and the number of Vested Option Shares in respect of which it is being exercised; and

(ii) be signed by the person or persons entitled to exercise the Option or, following the death of the Optionee, by any person or persons where accompanied by proof, satisfactory to the Corporate Secretary, of the right of such person or persons to exercise the Option.

(c) Payment and Withholding.  The Option Price of any Shares purchased, and any withholding required by the Company, shall be paid by the Optionee to the Company in cash, by cashiers check or, with a personal check.

    Issuance of Shares. No person shall be, or have any of the rights or privileges of, a holder of Shares subject to this Option unless and until certificates representing such Shares shall have been issued and delivered to such person, such issuance, without limitation, being subject to the terms of the Plan.

(e) Surrender of Option.  Upon a partial exercise of this Option, if requested by the Corporate Secretary, the Optionee shall deliver this Option and any other written agreements executed by the Company and the Optionee with respect to this Option to the Secretary who shall endorse or cause to be endorsed thereon a notation of such partial exercise and return all agreements to the Optionee.

4. Term of Option.  Without limitation, the unexercised portion of this Option shall automatically terminate in ten (10) years from date of grant.

5. Administration.  Without limitation, the Plan and this Option shall be administered by the Committee described in the Plan.

6. Law Governing.  WITHOUT LIMITATION, THIS OPTION SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF TEXAS.

TOR Minerals International, Inc. By:________________________________ Richard L. Bowers President and CEO

I hereby exercise _______ shares on this ____day of ____________.

_____________________________ Optionee